Exhibit 5.15

MUNGER, TOLLES & OLSON LLP

355 SOUTH GRAND AVENUE

35TH FLOOR

LOS ANGELES, CALIFORNIA 90017

(213) 683-9100

March 25, 2014

KB Home 10990 Wilshire Boulevard Los Angeles, CA 90024

Re:	Registration Statement on Form S-3 (File No. 333-176930)

Ladies and Gentlemen:

We have acted as counsel for KB Home, a Delaware corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-3, as amended by Post-Effective Amendment No. 1, Post-Effective Amendment No. 2, Post-Effective Amendment No. 3, and Post-Effective Amendment No. 4 thereto (with such amendments, the “Registration Statement”), and as filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), and the prospectus and prospectus supplement with respect thereto, dated September 20, 2011, and March 20, 2014, respectively, in connection with the offer and sale by the Company and the Guarantors (as defined below) from time to time of the securities listed therein.

This opinion is intended to update the opinions we previously delivered in connection with the initial filing of the Registration Statement and the filings of Post-Effective Amendment No. 1, Post-Effective Amendment No. 2, Post-Effective Amendment No. 3, and Post-Effective Amendment No. 4 thereto and is being delivered to you in connection with the proposed issuance of $400,000,000 in aggregate principal amount of the Company’s 4.75% Senior Notes due 2019 (the “Notes”) pursuant to the Underwriting Agreement, dated March 20, 2014 (the

KB Home

March 25, 2014

“Underwriting Agreement”), by and among the Company, the Guarantors (as defined below), and Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, and Deutsche Bank Securities Inc. as representatives of the several underwriters named in Schedule B thereto.

We have also acted as counsel to KB HOME Sacramento Inc., KB HOME South Bay Inc., KB HOME Coastal Inc. and KB HOME Greater Los Angeles Inc., each a California corporation, KB HOME Tampa LLC, KB HOME Fort Myers LLC, KB HOME Treasure Coast LLC, KB HOME Orlando LLC, KB HOME Jacksonville LLC, KB HOME DelMarVa LLC, KB HOME Florida LLC, and KB HOME Maryland LLC, each a Delaware limited liability company, KB HOME Virginia Inc., a Delaware corporation, KB HOME Las Vegas Inc., KB HOME Nevada Inc. and KB HOME Reno Inc., each a Nevada corporation, KB HOME Lone Star Inc. and KBSA, Inc., each a Texas corporation, KB HOME Phoenix Inc. and KB HOME Tucson Inc., each an Arizona corporation, and KB HOME Colorado Inc., a Colorado corporation (collectively, the “Guarantors”), in connection with the registration on the Registration Statement of the offer and sale by the Guarantors of their guarantees (the “Guarantees”) of the Notes.

The Notes and the Guarantees will be issued pursuant to the Indenture, dated as of January 28, 2004, as amended and supplemented on January 28, 2004, June 30, 2004, May 1, 2006, November 9, 2006, August 17, 2007, January 30, 2012, January 11, 2013, March 12, 2013 and February 28, 2014 (the “Indenture”), among the Company, the guarantors party thereto and U.S. Bank National Association (successor in interest to SunTrust Bank), as Trustee (the “Trustee”), and the Officers’ Certificate and Guarantors’ Officers’ Certificate dated March 25, 2014, establishing the form and terms of the Notes (the “Officers’ Certificate”).

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for purposes of this opinion. As to certain factual matters, we have relied, without independent verification, on statements and representations of officers and other representatives of the Company, the Guarantors and others. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. We have also assumed the due authorization, execution and delivery of the Indenture by, and the enforceability of the Indenture against, the Trustee and the due authentication of the Notes by the Trustee in the manner provided in the Indenture.

Based upon the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that when the Notes shall have been delivered against payment therefor pursuant to the terms of the Underwriting Agreement, the Notes will constitute valid and binding obligations of the Company and the Guarantees will constitute valid and binding obligations of the Guarantors, in each case subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles.

KB Home

March 25, 2014

We render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, the laws of the State of New York, the laws of the State of California, the laws of the State of Nevada, the laws of the State of Arizona, the laws of the State of Texas, the laws of the State of Colorado, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act, in each case as in effect as of the date hereof. With respect to matters of Nevada law, Arizona law, Texas law and Colorado law, we have, with your approval, relied upon the opinions, dated the date hereof and delivered to you, of Parsons Behle & Latimer, Gammage & Burnham, Graves, Dougherty, Hearon & Moody, P.C., and Fox Rothschild LLP, respectively, and our opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in each such opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to our firm name and the discussion of our opinion under the caption “Legal Matters” in the Registration Statement and the related prospectus supplement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/S/ MUNGER, TOLLES & OLSON LLP